Exhibit 15.2

Base EBITDA from continuing operations

For the years ended March 31

(thousands of dollars)

	Fiscal 2021	Fiscal 2020
Reconciliation to Consolidated Financial Statements
Loss for the year	$(402,288)	$(309,659)
Add:
Finance costs	86,620	106,945
Provision for income taxes	2,308	7,393
Amortization and depreciation	24,135	41,242
EBITDA	$(289,225)	$(154,079)
Add (subtract):
Weather Event	418,369	-
Impairment of goodwill, intangible assets and other	114,990	92,401
Unrealized (gain) loss of derivative instruments and other	(83,499)	213,417
Gain on September Recapitalization transaction, net	(51,360)	-
Reorganization costs	43,245	-
Restructuring costs	7,118
Sales tax settlement	9,826	-
Share-based compensation	6,492	12,250
Strategic Review costs	3,750	13,926
Realized (gain) loss included in cost of goods sold	3,453	(1,387)
(Gain) loss from discontinued operations	(468)	11,426
Loss attributable to non-controlling interest	140	73
Contingent consideration revaluation	-	(7,091)
Texas residential enrollment and collections impairment	-	4,900
Base EBITDA from continuing operations	$182,831	$185,836

Gross margin	$(1,772,129)	$636,353
Realized loss (gain) of derivative instruments and other	1,880,792	(25,773)
Weather Event	418,369	-
Sales tax settlement	9,826	-
Base gross margin	536,858	610,580
Add (subtract):
Administrative expenses	(142,391)	(167,936)
Selling commission expenses	(129,653)	(142,682)
Selling non-commission and marketing expenses	(49,868)	(78,138)
Bad debt expense	(34,260)	(80,050)
Strategic Review costs	3,750	13,926
Amortization included in cost of goods sold	206	(406)
Loss attributable to non-controlling interest	140	73
Texas residential enrollment and collections impairment	-	4,900
Other income (expense)	(1,951)	25,569
Base EBITDA from continuing operations	$182,831	$185,836